Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Heska Announces Q3 Results

$864 thousand in net income exceeds guidance

LOVELAND, CO, November 9, 2006 - Heska Corporation (NASDAQ:HSKA) today reported financial results for its third quarter ended September 30, 2006.

Heska Corporation (“Heska” or the “Company”) third quarter results include:

—	$15.6 million in Core Companion Animal Health segment product revenue - the highest third quarter result in Company history
—	Gross profit of $7.9 million - the highest third quarter result in Company history
—	Gross Margin improvement of 3 percentage points compared to prior year third quarter to 42.7%

“This is the first time Heska has been profitable for the January through September nine month period. In addition, our gross margin increased five points in this period as compared to the same period last year,” said Robert Grieve, Heska’s Chairman and CEO. “For the quarter, our total revenue and operating expense results were consistent with our guidance and we did marginally better than guidance on the gross margin line. Investors will recall that our third quarter 2005 results set a high bar for the quarter we are reporting today.”

Segment Product Revenue
Total product revenue for the third quarter of 2006 was $18.2 million, down 4% from $19.0 million in the third quarter of 2005. Heska Corporation’s business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health    This segment includes revenue from the Company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines, primarily for canine and feline use. In the third quarter of 2006, this segment generated product revenue of $15.6 million, up 1% as compared to $15.5 million in the third quarter of 2005. In the third quarter of 2005, the Company sold approximately $600 thousand of used hematology products back to its previous hematology supplier. No such sales occurred in the third quarter of 2006.

Other Vaccines, Pharmaceuticals and Products    This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals, horses and fish. In the third quarter of 2006, this segment generated product revenue of $2.6 million, down 27% as compared to $3.5 million in the third quarter of 2005.

Investor Conference Call
Management will conduct a conference call on Thursday, November 9, 2006 at 9:00 a.m. MST (11:00 a.m. EST) to discuss the third quarter 2006 financial results. To participate, dial (866)249-5225 (domestic) or (303)205-0066 (international); the conference call access number is 11074573. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until November 22, 2006. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com until November 22, 2006.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines. The company’s core focus is on the canine and feline markets where it strives to provide high value products for unmet needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding Heska’s ability to achieve sustained and/or material profitability; uncertainties regarding the accuracy of any current or future financial guidance; risks regarding Heska’s ability to successfully market, sell and distribute its products; uncertainties regarding Heska’s reliance on third parties who Heska has granted substantial marketing rights to certain of Heska’s existing products; competition; uncertainties regarding the outcome of relationships, collaborations and agreements with third parties from which Heska is hoping to generate new product opportunities or other benefits; risks regarding Heska’s reliance on third-party suppliers, which is substantial; risks regarding the commercialization and market acceptance of products Heska may introduce in the future; uncertainties regarding the impact of revenue fluctuations or shortfalls versus our expectations on Heska’s cash flow and liquidity as many of Heska’s expenses are fixed; uncertainties regarding the cost and outcome of litigation Heska may be involved in; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2006	2005	2006

Revenue, net:
Product revenue, net:
Core companion animal health	$15,487	$15,612	$41,667	$44,523
Other vaccines, pharmaceuticals and products	3,497	2,561	10,324	8,790

Total product revenue, net	18,984	18,173	51,991	53,313
Research, development and other	356	432	1,068	1,329

Total revenue	19,340	18,605	53,059	54,642

Cost of revenue:
Cost of products sold	11,358	10,348	33,167	31,355
Cost of research, development and other	304	321	771	869

Total cost of revenue	11,662	10,669	33,938	32,224

Gross profit	7,678	7,936	19,121	22,418

Operating expenses:
Selling and marketing	3,484	3,490	10,711	10,771
Research and development	884	814	3,061	2,663
General and administrative	1,838	2,482	5,687	7,170

Total operating expenses	6,206	6,786	19,459	20,604

Income (loss) from operations	1,472	1,150	(338)	1,814
Interest and other expense, net	238	263	503	809

Income (loss) before income taxes	1,234	887	(841)	1,005
Income tax expense	--	23	--	78

Net income (loss)	$1,234	$864	$(841)	$927

Basic and diluted net income (loss) per share	$0.02	$0.02	$(0.02)	$0.02

Weighted average shares used to compute basic net income (loss) per share	49,817	50,411	49,573	50,264

Weighted average shares used to compute diluted net income (loss) per share	50,133	52,940	49,573	52,442

Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	September 30,
	2005	2006

Cash and cash equivalents	$5,231	$5,259
Total current assets	26,845	30,460
Total assets	36,784	38,271
Line of credit	9,453	8,834
Current portion of long-term debt and capital leases	1,263	1,275
Total current liabilities	20,722	23,156
Long-term debt and capital leases	2,703	2,122
Stockholders’ equity	3,233	4,923
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